Exhibit 99.1

BreitBurn Energy Partners L.P. to Acquire Wyoming Oil Properties for Approximately $58.1 Million

LOS ANGELES, June 14, 2011 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced it has signed a definitive agreement to acquire oil properties in Niobrara County, Wyoming for $58.1 million.  The properties currently produce approximately 500 Boe/day (100 percent oil).  The acquisition is subject to customary closing conditions and purchase price adjustments (based on an effective date of July 1, 2011) and is expected to close in the third quarter of 2011.

Randy Breitenbach, BreitBurn's President said, "We are pleased to announce this acquisition, which is consistent with our strategy of acquiring long-lived assets with a predictable production profile and an inventory of low-risk exploitation and development opportunities.  By adding these assets, we are increasing our presence in Wyoming, which allows us to leverage our existing regional management team in an area where we see additional consolidation opportunities.  We are purchasing these properties for an attractive valuation, and we believe that this acquisition will be immediately accretive to distributable cash flow per unit.  We continue to actively pursue other attractive acquisition targets that fit our business model and which are capable of generating incremental cash flow for our unitholders."

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "believe," “future,” “expected,” “continue,” “will be,” pursue” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2011, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR